Exhibit (d)(1)(C)

SECOND AMENDMENT TO
SECURITIES PURCHASE AGREEMENT

          THIS SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this "Amendment") by and among NuVox, Inc., a Delaware corporation (the "Company"), and the Purchasers of Series A Preferred Stock of the Company who have executed this Amendment, is made as of August 9, 2002.

Background

         a.          The Company and the Purchasers entered into a Securities Purchase Agreement dated as of July 9, 2002, as amended by the Amendment to Securities Purchase Agreement dated July 13, 2002 (the "Securities Purchase Agreement") pursuant to which the Company issued and sold and the Purchasers purchased shares of Series A Preferred Stock. Capitalized terms used but not defined herein shall have the meaning given them in the Securities Purchase Agreement.

         b.          The parties desire to amend the Securities Purchase Agreement in certain respects.

Agreement

         On the basis of the foregoing, the parties agree as follows:

         1.         Amendments to Agreement. The Securities Purchase Agreement is hereby amended as follows:

         (a)         Section 2.4(d) of the Securities Purchase Agreement is amended to read in its entirety as follows:

"The maximum number of Shares which the Company will issue and sell in the Initial Closing and the Second Closing, taken together, will not exceed 56,666,666. If the total number of Shares to be issued on the Initial Closing Date and the Second Closing Date pursuant to subscriptions reflected on Exhibit A hereto (taking into account all elections made by the Purchasers under Section 2.4(b) above) shall be less than 50,000,000, the Company may issue and sell all or a portion of the number of such excess Shares (which number of excess Shares shall be equal to 50,000,000 minus such total number of Shares) (the "Excess Shares") on the Second Closing Date or at one or more subsequent Second Closings hereunder, at the same purchase price and otherwise on substantially the same terms as are provided herein. Notice of any such proposed issuance and sale shall be given to each Purchaser which has (or whose Affiliated Investor(s) have)

(i) purchased, at the Initial Closing, the number of Shares, if any, indicated in respect of such Purchaser on Schedule 1 hereto under "First Tranche" and

(ii)  elected pursuant to Section 2.4(b) to purchase on the Second Closing Date at least the number of Shares which such Purchaser subscribed to purchase in the second tranche hereunder.

Such notice may be given by the Company to each such Purchaser by delivery, electronic mail, fax or telephone (promptly confirmed in writing) to the address or other contact information as shall previously have been provided to the Company by such Purchaser. Each such Purchaser (or its Affiliated Investor) shall be given the right to subscribe to such number of additional Shares as such Purchaser (or its Affiliated Investor) shall elect by written or electronic notice given to the Company within such time period (provided such time period is not less than 24 hours after the giving of the notice referred to in the preceding sentence) as the Company shall specify, in such form as the Company shall specify. In case of oversubscription, the Excess Shares to be offered and sold under this paragraph shall first be allocated among the participating Purchasers (or their Affiliated Investors) pro rata to the numbers shown in respect of such Purchasers on Schedule 1 hereto under "Total-Series A Allocation Shares," and any remaining Excess Shares shall be allocated among the Purchasers (or their Affiliated Investors) who have subscribed for more than such pro rata shares, pro rata to the numbers of Excess Shares they have subscribed for under this paragraph."

         2.         Effectiveness of Amendment.

         This Amendment shall become effective when executed by the Company and when the Company shall have received counterparts of this Amendment signed by the Majority Holders in accordance with Section XIII of the Securities Purchase Agreement.

         3.         Affirmation of Agreement.

         Except as amended hereby, the Securities Purchase Agreement shall remain in effect in accordance with its terms.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date indicated above.

NUVOX, INC.
By:	/s/ John P. Denneen
John P. Denneen, Executive Vice President - Corporate Development and Legal Affairs and Secretary

[Signatures of Purchasers]